October 11, 2007

Board of Directors
H2Diesel Holdings, Inc.
11111 Katy Freeway, Suite 910
Houston, Texas 77079

Ladies and Gentlemen:

We are acting as counsel to H2Diesel Holdings, Inc., a Florida corporation (the “Company”), in connection with its registration statement on Form SB-2 (Reg. No. 333-144389), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the registration of up to 1,823,900 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for sale by certain non-affiliate selling stockholders from time to time or on a delayed or continuing basis, including (a) up to 1,038,750 Shares issuable (the “Conversion Shares”) upon conversion of the Company’s Series A Cumulative Convertible Preferred Stock, par value $.001 per share (the “Preferred Stock”), (b) up to 207,775 Shares issuable (the “Dividend Shares”) as dividends on the Preferred Stock (“Dividends”) and (c) up to 577,375 Shares issuable (the “Warrant Shares”) upon the exercise of warrants to purchase Common Stock (the “Common Stock Warrants”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-B, 17 C.F.R. § 228.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.
The Articles of Incorporation of the Company, including the Articles of Amendment thereto relating to the Preferred Stock, as amended (the “Charter”), as certified by the Secretary of the State of the State of Florida on October 4, 2007 and by an officer of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Bylaws of the Company, as certified by an officer of the Company on the date hereof as being complete, accurate, and in effect.

4.
Resolutions of the sole director of the Company (formerly Wireless Holdings, Inc.) adopted by written consent on October 20, 2006, minutes of a meeting of the Board of Directors of the Company on March 19, 2007 and resolutions of the Board of Directors of the Company adopted by unanimous written consent on September 20, 2007, as certified by an officer of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance of the Preferred Stock and the issuance and sale of the Shares, and any arrangements in connection therewith.

5.	A certificate of certain officers of the Company certifying receipt of valid consideration for the Shares in accordance with the applicable board actions authorizing such Shares.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Florida Business Corporation Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Florida Business Corporation Act, as amended” includes the statutory provisions contained therein, all applicable provisions of the Florida Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion, following effectiveness of the Registration Statement, that :

(1) The Conversion Shares duly issued upon the conversion of the Preferred Stock will be validly issued, fully paid and nonassessable.

(2) The Dividend Shares, duly issued upon the proper declaration and proper payment of Dividends or upon conversion of Preferred Stock in the case of dividends which have accrued but not been declared or paid, will be validly issued, fully paid and nonassessable.

(3) The Warrant Shares duly issued upon the exercise of Common Stock Warrants and receipt by the Company of any additional consideration payable upon such exercise will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P